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                                                                    Exhibit 12.1
                            XM SATELLITE RADIO INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               ($ IN THOUSANDS)

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
                                                                     RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
                                                                     -----------------------------------------
                                                                                                          Six Months
                                                                 Year Ended December 31,                 Ended June 30,
                                                                 -----------------------                 --------------

                                                                                       Pro Forma                    Pro Forma

                                                              1997      1998      1999      1999     1999      2000      2000
Fixed charges:
 Capitalized Interest...................................         0        29       181       181       --        --        --
 Interest expensed......................................        85        --        43    45,543      269    13,286    22,750
 Amortized premiums, discounts and capitalized
  expenses related to indebtedness......................        --        --        --     7,413       --     2,160     3,707

 Portion of rent expense representative of                      --        76       216       216       91       158       158
  Interest (1)..........................................   -------   -------   -------   -------   ------   -------   -------


  Total fixed charges...................................   $    85       105       440    53,353      360     2,642    26,615
                                                           =======   =======   =======   =======   ======   =======   =======
Earnings:
 Loss before income taxes...............................   $(1,195)  (16,167)  (30,180)  (83,325)  (8,365)  (17,705)  (21,412)
 Fixed charges, less capitalized interest...............   $    85        76       259    53,404       91       158       158

 Earnings (loss) adjusted for fixed charges.............   $(1,110)  (16,091)  (29,921)  (29,921)  (8,274)  (17,547)  (21,254)

 Ratio of earnings (loss) to fixed charges..............        --        --        --        --       --        --        --

 Deficiency in earnings to cover fixed charges..........   $ 1,195    16,196    30,361    83,274    8,725    33,309    48,027

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(1)  One-third of rent expense is deemed to be representative of interest.